Exhibit 33.1

NewStem Ltd.

Condensed Interim Financial Statements

As of March 31, 2024

(Unaudited)

NewStem Ltd.

Condensed Interim Financial Statements as of March 31, 2024

(Unaudited)

NewStem Ltd.

Condensed Interim Balance Sheets as of

(Unaudited)

		March 31,	December 31,
		2024	2023
	Note	US$ thousands	US$ thousands
Assets

Current assets
Cash and cash equivalents		184	324
Other current assets		62	29
Total current assets		246	353

Non-current assets
Property and equipment, net		6	9

Total assets		252	362

Liabilities and shareholders’ equity (deficiency)

Current liabilities
Accounts payable		39	34
Related party	3	250	250

Total Liabilities		289	284

Shareholders’ equity (Deficiency)
Ordinary shares		*	*
Additional paid-in capital		9,174	9,167
Accumulated deficit		(9,211)	(9,089)
Total shareholders’ equity (Deficiency)		(37)	78

Total liabilities and shareholders’ equity		252	362

/s/ Jan Loeb
Jan Loeb
Chairperson of the Board

Date of approval of the financial statements: May15, 2024.

* Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Operations for the

(Unaudited)

	Three-month	Three-month
	period ended	period ended
	March 31,	March 31,
	2024	2023
	US$ thousands	US$ thousands
Revenues	-	95

Cost of revenues	-	11

Gross profit	-	84

Operating expenses:

Research and development expenses	108	388

General and administrative expenses, net	12	30

Operating loss	120	334

Financial expenses, net	2	8

Loss for the period	122	342

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Changes in Shareholders’ Equity (Deficiency)

(Unaudited)

	Ordinary shares		Additional paid-in capital	Accumulated deficit	Total
	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the three - month period ended March 31, 2024

Balance as of January 1, 2024	163,906	*	9,167	(9,089)	78

Stock based compensation	-	-	7	-	7
Loss for the period	-	-	-	(122)	(122)

Balance as of March 31, 2024	163,906	*	9,174	(9,211)	(37)

For the three - month period ended March 31, 2023

Balance as of January 1, 2023	163,494	*	8,686	(7,970)	716

Stock based compensation	-	-	78	-	78
Loss for the period	-	-	-	(342)	(342)

Balance as of March 31, 2023	163,494	*	8,764	(8,312)	452

* Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

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NewStem Ltd.

Condensed Interim Statements of Cash Flows for the

(Unaudited)

	Three-month	Three-month
	period ended	period ended
	March 31,	March 31,
	2024	2023
	US$ thousands	US$ thousands
Cash flows from operating activities

Loss for the period	(122)	(342)

Adjustments required to reconcile loss to net cash used in operating activities:

Depreciation	3	4
Revaluation of convertible financial instrument	-	3
Stock based compensation	7	78
Increase in other current assets	(33)	(25)
Increase in accounts payable	5	25

Net cash used in operating activities	(140)	(257)

Net decrease in cash and cash equivalents	(140)	(257)

Cash and cash equivalents at the beginning of the period	324	878

Cash and cash equivalents at the end of the period	184	621

The accompanying notes are an integral part of the condensed interim financial statement.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of March 31, 2024

Note 1 - General

A.	NewStem Ltd. (“the Company”) was incorporated in September 2016 under the laws of the State of Israel and commenced its business operations in July 2018.

B.	The Company is a development stage company utilizing its pioneering intellectual property related to haploid human embryonic stem cells for the development of personalized diagnostics and therapeutics for genetic and epigenetic diseases.

C.	Going Concern

Since inception, the Company has accumulated losses of US$9,211 thousand. During the three-month period ended March 31, 2024, the Company has incurred losses of US$122 thousand. As of March 31, 2024, the Company’s cash and cash equivalents balance is US$184 thousand, and the net cash used in operating activities during the three-month period ended March 31, 2024, is US$140 thousand.

The Company will need to obtain additional funds to continue its operations over the next 12 months. Management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales, licensing or financing on terms acceptable to the Company (See also Note 1D). The Company’s management has adopted a cost reduction plan in order to adjust future operation expenses to its cash balance. On December 31, 2023, most employees were dismissed as per the board of directors resolution on October 23, 2023.

The above-mentioned events incur significant difficulties to continue to operate the Company’s business and there is a substantial doubt about its ability to continue as a going concern during the look-forward period. The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

D.	“Iron Swords” war

Following the brutal attacks on Israel, the mobilization of army reserves, and the Government declaring a state of war (“Iron Swords” war) in October 2023, there was a decrease in Israel’s economic and business activity. The security situation has led, inter alia, to a disruption in the chain of supply and production, a decrease in the volume of national transportation, a shortage in manpower as well as a decrease in the value of financial assets.

The situation has brought further difficulties in management’s efforts to seek additional financing arrangements.

E.	Definitions

In these financial statements –

1.	The Company – NewStem Ltd.
2.	Related Party – Within its meaning in ASC 850, “Related Party Transactions”.

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NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of March 31, 2024

Note 2 - Basis of Presentation

The accompanying condensed interim balance sheet as of March 31, 2024, and the condensed interim statement of operations, changes in shareholders’ equity (deficiency) and cash flows for the three-month period ended March 31, 2024, are unaudited. These unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

In the opinion of management, the accompanying unaudited condensed interim financial statements contain all adjustments, necessary for a fair statement of its financial position as of March 31, 2024. It is suggested that these condensed interim financial statements be read in conjunction with the audited financial statements and accompanying notes included in the Company’s report for the year ended December 31, 2023. Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accounting principles used in the preparation of the interim statements are consistent with those used in the preparation of the financial statements of the Company as of December 31, 2023.

Note 3 - Related Parties

The Company engaged with its shareholders to receive consulting services and lab renting.

In addition, the Company is required to pay a shareholder sublicense fees at a rate of up to 12% of sublicense.

A.	Transactions

	Three-month	Three-month
	period ended	period ended
	March 31,	March 31,
	2024	2023
	US$ thousands	US$ thousands
Cost of revenues	-	11

Research and development expenses	27	83

B.	Balances

	March 31,	December 31,
	2024	2023
	US$ thousands	US$ thousands
Other accounts receivable	50	14

Accounts payable	11	11

Related party (See C below)	250	250

Note 3 - Related Parties (cont’d)

C.	(1)	The Company negotiated with a related party to make an additional investment in the Company. In December 2023, as part of this negotiation, the Company received funds from the related party in the amount of US$250 thousand. At the date of the approval of the financial statements as of December 31, 2023, since no binding agreement that determined the nature of such investment had been signed, the funds received were classified as a current liability.

	(2)	On March 31, 2024, the Company signed a Loan Agreement (“the Loan”) in the amount of US$500 thousand with a related party. The loan amount shall bear no interest. The amount is made up of two equal payments in the amount of US$250 thousand, the first payment was received in December 2023 (see section 1 above), and the second payment was received in April 2024. The first payment may be used by the Company for its operations. The second payment shall be restricted for use and deposited in an escrow, until the related party directs the Company to use those US$250 thousand, or if the Company enters into a share purchase agreement (“SPA”) with the related party. The entire loan of US$500 thousand shall be repaid on December 30, 2024, unless the SPA is closed by June 30, 2024, when if so, the entire loan shall be forgiven.

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